Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)
Entergy Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Equity	Common Stock, par value $.01 per share	457(r)	17,904,191	$83.50	$1,494,999,948.50	0.00015310	$228,884.49

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amount					$1,494,999,948.50		$228,884.49

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$228,884.49
Offering Notes

1
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in Entergy Corporation’s Registration Statement on Form
S-3
(File
No. 333-266624),
which was filed on August 8, 2022. The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The Amount Registered includes 2,335,328 shares that may be purchased by the underwriters pursuant to their option to purchase additional shares. In addition, pursuant to Rule 416 of the Securities Act, the shares of common stock being offered under the prospectus supplement include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being offered under the prospectus supplement as a result of stock splits, stock dividends or similar transactions.